Exhibit 99.1
FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS 2013 FIRST QUARTER RESULTS
TACOMA, WA-April 24, 2013--TrueBlue, Inc. (NYSE:TBI) today reported revenue for the first quarter of 2013 of $346 million, an increase of 11 percent compared to revenue of $311 million for the first quarter of 2012. Net loss for the quarter was ($1.1 million) or ($0.03) per diluted share, compared to net income of $1.5 million or $0.04 per diluted share for the first quarter of 2012.
The first quarter of 2013 includes the acquisition of MDT Personnel and related non-recurring acquisition and integration costs. The integration has gone well and is on track to be completed in the second quarter of 2013 as originally planned.
“We are pleased with our revenue growth in the quarter,” said TrueBlue CEO Steve Cooper. “We saw steady growth in demand for our services across most industries and locations, and we are especially encouraged by an increase in construction activity. Our recent growth across a broad mix of business is building a more sustainable revenue stream to replace the large customer project that is winding down.”
For the second quarter of 2013, TrueBlue estimates revenue in the range of $415 million to $425 million and net income per diluted share for the quarter of $0.22 to $0.27.
“The increased business activity we are seeing in our results indicates positive signs for the economy this year,” Cooper said. “The current economic climate allows the company to continue to pursue its organic and acquisition growth strategies.”
Management will discuss first quarter 2013 results on a conference call at 2 p.m. (PT), today, Wednesday, April 24. The conference call can be accessed on TrueBlue's web site: www.trueblue.com.
About TrueBlue
TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2012, TrueBlue connected approximately 350,000 people to work through the following business lines: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 140,000 businesses in the retail, wholesale, manufacturing, transportation, aviation, services, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue's website at www.trueblue.com.
Forward-looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Examples of such factors can be found in our reports filed with the SEC, including the information under the heading 'Risk Factors' in our Annual Report on Form 10-K for the fiscal year ended Dec. 28, 2012. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:
Derrek Gafford, EVP & CFO
253-680-8214
Stacey Burke, VP of Corporate Communications
253-680-8291

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	13 Weeks Ended
	March 29,	March 30,
	2013	2012
Revenue from services	$346,498	$311,187
Cost of services	259,859	231,952
Gross profit	86,639	79,235
Selling, general and administrative expenses	88,432	72,082
Depreciation and amortization	5,159	4,768
Income (loss) from operations	(6,952)	2,385
Interest and other income, net	477	264
Income (loss) before tax expense (benefit)	(6,475)	2,649
Income tax expense (benefit)	(5,399)	1,119
Net income (loss)	$(1,076)	$1,530

Net income (loss) per common share:
Basic	$(0.03)	$0.04
Diluted	$(0.03)	$0.04
Weighted average shares outstanding:
Basic	39,784	39,425
Diluted	39,784	39,914

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)
	March 29,	December 28,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$110,800	$129,513
Accounts receivable, net	191,896	167,292
Other current assets	23,492	20,361
Total current assets	326,188	317,166
Property and equipment, net	57,695	58,171
Restricted cash and investments	144,375	136,259
Other assets, net	125,790	90,147
Total assets	$654,048	$601,743
Liabilities and shareholders’ equity
Current liabilities	$123,941	$113,556
Long-term liabilities	194,198	154,513
Total liabilities	318,139	268,069
Shareholders’ equity	335,909	333,674
Total liabilities and shareholders’ equity	$654,048	$601,743

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	13 Weeks Ended
	March 29,	March 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(1,076)	$1,530
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	5,159	4,768
Provision for doubtful accounts	1,652	1,049
Stock-based compensation	2,880	2,902
Deferred income taxes	(3,573)	(1,006)
Other operating activities	180	(401)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	4,982	8,441
Income taxes	(2,136)	1,037
Other assets	251	1,076
Accounts payable and other accrued expenses	(6,990)	(2,644)
Accrued wages and benefits	4,061	1,513
Workers' compensation claims reserve	549	(876)
Other liabilities	158	303
Net cash provided by operating activities	6,097	17,692

Cash flows from investing activities:
Capital expenditures	(3,952)	(3,704)
Acquisition of business, net of cash acquired	(53,248)	—
Change in restricted cash and cash equivalents	(4,489)	3,529
Purchase of restricted investments	(1,365)	(7,662)
Maturities of restricted investments	4,128	3,907
Net cash used in investing activities	(58,926)	(3,930)

Cash flows from financing activities:
Net proceeds from stock option exercises and employee stock purchase plans	2,266	2,894
Common stock repurchases for taxes upon vesting of restricted stock	(2,010)	(1,807)
Proceeds from long term debt	34,000	—
Payments on debt	(397)	—
Other	479	637
Net cash provided by financing activities	34,338	1,724
Effect of exchange rates on cash	(222)	208
Net change in cash and cash equivalents	(18,713)	15,694
CASH AND CASH EQUIVALENTS, beginning of period	129,513	109,311
CASH AND CASH EQUIVALENTS, end of period	$110,800	$125,005